Contacts:

Retrophin, Inc. Marc Panoff, CFO (917) 261-3684 marc@retrophin.com	Rx Communications Group Paula Schwartz (Investors) (917) 322-2216 pschwartz@rxir.com

Retrophin, Inc. Raises $25 Million in Private Placement Financing

New York, NY (August 16, 2013), Retrophin, Inc. (OTCQB: RTRX), today announced that it has entered into definitive agreements with a number of new and existing institutional investors in connection with a private placement, or PIPE, financing.  Upon closing of the PIPE financing, Retrophin will receive gross proceeds of approximately $25 million resulting from the sale and issuance of approximately 5.6 million shares of Retrophin Common Stock and warrants to purchase an additional approximately 2.8 million shares of Retrophin Common Stock at an exercise price of $6.00 per share.

The financing, which is expected to close during the week of August 19, 2013, is subject to the satisfaction of certain customary closing conditions contained in the securities purchase agreement.

Retrophin intends to use the aggregate net proceeds of the transaction primarily to pursue its recently announced exclusivity agreement with a major pharmaceutical company for the right to negotiate a royalty-bearing U.S. license for a product to be developed for the treatment of Autism and Schizophrenia, for general corporate purposes, as well as for the continued advancement of its pipeline.

Stifel acted as sole senior placement agent for the transaction.  In addition, Roth Capital Partners served as co-lead placement agent.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities. The securities offered and sold in the private placement have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and may not be offered or sold in the United States absent registration, or an applicable exemption from registration under the Securities Act and applicable state securities laws.

About Retrophin

Retrophin is a pharmaceutical company focused on the discovery and development of drugs for the treatment of debilitating and often life-threatening diseases for which there are currently no viable patient options. The Company is currently focused on several catastrophic diseases affecting children, including Focal Segmental Glomerulosclerosis (FSGS), Pantothenate Kinase-Associated Neurodegeneration (PKAN), Duchenne Muscular Dystrophy and others. Retrophin’s lead compound, RE-021, is scheduled to begin enrollment in a potentially pivotal Phase 2 clinical trial for FSGS during 2013. For additional information, please visit www.retrophin.com.

Forward-Looking Statements

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995, regarding the research, development and commercialization of pharmaceutical products. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. No forward-looking statement can be guaranteed. Forward-looking statements in the press release should be evaluated together with the many uncertainties that affect the Company’s business. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

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